Exhibit (12)

The McGraw Hill Companies, Inc.

Computation of Ratio of Earnings to Fixed Charges

(in millions)

	Years ended December 31,
	2011		2010		2009		2008		2007
Earnings:
Income from continuing operations before taxes on income	$1,347	[1]	$1,331	[2]	$1,182	[3]	$1,280	[4]	$1,620	[5]
Fixed charges [6]	161		164		162		166		133

Total earnings	$1,508		$1,495		$1,344		$1,446		$1,753

Fixed charges: [6]
Interest expense	$86		$89		$89		$92		$64
Portion of rental payments deemed to be interest	74		74		72		73		69
Amortization of debt issuance costs and discount	1		1		1		1		—

Total fixed charges	$161		$164		$162		$166		$133

Ratio of earnings to fixed charges:	9.4	x	9.1	x	8.3	x	8.7	x	13.2	x

[1]	Includes the impact of the following items: a $66 million pre-tax restructuring charge and a $10 million pre-tax charge for Growth and Value Plan costs.

[2]

Includes the impact of the following items: a $16 million pre-tax charge for subleasing excess space in our New York facilities, an $11 million pre-tax restructuring charge, a $7 million pre-tax gain on the sale of certain equity interests at Standard & Poor’s Ratings and a $4 million pre-tax gain on the sale of McGraw-Hill Education’s Australian secondary education business.

[3]

Includes the impact of the following items: a $15 million net pre-tax restructuring charge, a $14 million pre-tax loss on the sale of Vista Research, Inc. and an $11 million pre-tax gain on the sale of BusinessWeek.

[4]	Includes a $73 million pre-tax restructuring charge.

[5]	Includes the impact of the following items: a $44 million pre-tax restructuring charge and a $17 million pre-tax gain on the sale of our mutual fund data business.

[6]

“Fixed charges” consist of (1) interest on debt and interest related to the sale leaseback of Rock-McGraw, Inc. (see Note 13 – Commitments and Contingencies to the Consolidated Financial Statements under Item 8, Consolidated Financial Statements and Supplementary Data, in this Form 10-K), (2) the portion of our rental expense deemed representative of the interest factor in rental expense, and (3) amortization of debt issue costs and discount to any indebtedness.